Exhibit 99.1
Tilly’s, Inc. Announces Holiday Period Comp Store Net Sales Increase 5.8%
Updates Fiscal 2018 Fourth Quarter Outlook and Fiscal 2019 New Store Expectations

Irvine, CA - January 14, 2019 - Tilly’s, Inc. (NYSE: TLYS, the “Company”) today announced comparable store net sales results for the nine-week period ended January 5, 2019 (the “holiday period”), and provided updates on its fiscal 2018 fourth quarter earnings outlook and fiscal 2019 new store expectations in advance of its attendance at the annual ICR Conference in Orlando, Florida on January 14-15, 2019.

“Tillys delivered its strongest holiday period comparable store net sales increase since 2011, driven by strong e-commerce growth,” commented Ed Thomas, President and Chief Executive Officer. “We are on track to deliver our third consecutive year of operating margin expansion despite a challenging retail environment.”

•	Total net sales of $142.4 million increased by 8.3% for the holiday period from $131.5 million for last year’s comparable nine-week holiday period ended January 6, 2018.

•	Comparable store net sales, including e-commerce, increased by 5.8% for the holiday period compared to an increase of 0.4% for last year’s holiday period.

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E-commerce net sales increased by 42.8% and represented approximately 19.3% of total net sales for the holiday period. E-commerce net sales decreased by 9.7% and represented approximately 14.6% of total net sales during last year’s holiday period.

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Comparable store net sales in physical stores decreased by 0.7% and represented approximately 80.7% of total net sales for the holiday period. Comparable store net sales in physical stores increased by 2.4% and represented approximately 85.4% of total net sales during last year’s holiday period.

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The Company’s operating results for the holiday period were driven by strong e-commerce net sales, resulting in an increase in e-commerce shipping, marketing and fulfillment costs compared to last year. The strength of the Company’s branded merchandise assortment resulted in an increase in the sales penetration of third-party brands relative to proprietary brands, resulting in incrementally lower product margins compared to last year due to lower initial markups.

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Based on its operating results during the holiday period and historical trends, the Company now expects its earnings per diluted share for the fiscal 2018 fourth quarter ending February 2, 2019, to be approximately $0.24 to $0.26 per diluted share, within the upper half of its original earnings outlook range of $0.22 to $0.26 per diluted share. This outlook assumes an anticipated effective tax rate of approximately 27.3% and weighted average diluted shares of approximately 29.9 million based on the latest available information.

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Based on the latest lease negotiations and available information, the Company now expects to open approximately 10 to 15 new, full-size stores during the fiscal 2019 year ending February 1, 2020. The Company had previously announced its intentions to open approximately 15 to 20 new stores during fiscal 2019, subject to obtaining appropriate lease economics.

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As previously disclosed, the Company issued nontransferable discount coupons to approximately 612,000 of its existing customers in early September 2018 pursuant to the settlement terms of a legal matter. These coupons allow for a one-time 50% discount on a single, future purchase transaction of up to $1,000. Any unused coupons will expire on September 4, 2019. From original issuance through the holiday period, approximately 1.3% of these coupons had been redeemed, resulting in no material impact on the Company’s comparable store net sales or operating results as a whole. Although redemptions have been very low in number thus far, there can be no assurance that the impact of any future coupon redemptions during fiscal 2019 will remain immaterial.

The Company’s actual financial results for the fiscal 2018 fourth quarter and full fiscal year are subject to completion of the period, finalization of its normal quarter-end and year-end accounting procedures, and the audit of its fiscal 2018 financial statements. The Company currently expects to report its actual results for the fiscal 2018 fourth quarter and full fiscal year on or about March 14, 2019.

ICR Conference 2019
The Company will be presenting at the ICR Conference 2019 on Monday, January 14, 2019 at 8:30 a.m. Eastern Standard Time. The audio portion of the presentation will be webcast live over the internet and can be accessed under the Investor Relations section of the Company’s website at www.tillys.com.

About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging and proprietary brands rooted in an active and outdoor lifestyle. Tillys is headquartered in Irvine, California and currently operates 229 total stores, including four RSQ-branded pop-up stores, across 33 states and its website, www.tillys.com.

Forward Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store net sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future impacts of legal settlements, future inventory levels, future capital expenditures, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our most recent Form 10-K and any subsequent reports filed with the SEC.

Investor Relations Contact:
Michael L. Henry
949-609-5599 x.17000
irelations@tillys.com

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